UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 17, 2009

DEL MONTE FOODS COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14335	13-3542950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market @ The Landmark San Francisco, California	94105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 247-3000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

On September 17, 2009, Del Monte Foods Company (“DMFC”), its wholly owned subsidiary Del Monte Corporation (“Del Monte”), and certain subsidiaries of Del Monte entered into a purchase agreement (the “Purchase Agreement”) for a private placement offering of $450 million in aggregate principal amount of Del Monte’s 7 1/2% senior subordinated notes due 2019 (the “New Notes”). The New Notes were offered and are anticipated to be sold by Del Monte to initial purchasers (the “Initial Purchasers”) at a price set forth in the Purchase Agreement in reliance on an exemption pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). Delivery to the Initial Purchasers of, and payment for, the New Notes is anticipated to be made on or about October 1, 2009, or such later date as the Initial Purchasers may designate. The New Notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The obligations of the Initial Purchasers to purchase the New Notes are subject to customary terms and conditions, including accuracy of representations and warranties of DMFC and Del Monte and receipt of legal opinions and certificates, in each case as set forth in the Purchase Agreement.

Section 8 – Other Events

Item 8.01. Other Events

On September 17, 2009, Del Monte Foods Company announced via press release that its wholly owned subsidiary Del Monte Corporation (“Del Monte”) priced an offering of $450 million in aggregate principal amount of the New Notes. The New Notes will mature on October 15, 2019 and interest on the New Notes will accrue and be payable semi-annually commencing April 15, 2010 at the rate of 7 1/2% per annum. The New Notes will yield gross proceeds to Del Monte of approximately $442.2 million. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit	Description
99.1	Del Monte Foods Company Press Release dated September 17, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Del Monte Foods Company

Date: September 17, 2009	By:	/s/ James Potter
	Name:	James Potter
	Title:	Secretary

EXHIBIT INDEX

Exhibit	Description
99.1	Del Monte Foods Company Press Release dated September 17, 2009

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